Answers Corp. to Acquire Dictionary.com for $100 Million
Strategic Addition of Dictionary.com, Thesaurus.com and Reference.com Propels Company Into Leadership Position as Online Information Publisher
Acquisition Expected to be Accretive to 2008 EBITDA, Excluding Stock-Based Compensation, per Share
Company Updates Second Quarter Revenue Range
NEW YORK, July 16 /PRNewswire-FirstCall/ — Answers Corporation (NASDAQ: ANSW — News), creator of Answers.com(TM), announced today that it has entered into a purchase agreement to acquire Lexico Publishing Group, LLC, owner of the popular Web properties Dictionary.com, Thesaurus.com and Reference.com, for $100 million in cash. The transaction is subject to financing and customary closing conditions and is scheduled to be completed by fall of this year.
Lexico is a leading online provider of reference products and services, which attracted approximately 11.5 million unique monthly users in the U.S. during the month of June 2007, according to comScore Media Metrix.
Lexico is a highly profitable company that strongly complements Answers’ user base. In 2006, it generated revenues of $7 million, EBITDA of $2.9 million and net income of $2.8 million. This strategic acquisition drives Answers to a leadership position in online information publishing.
Key benefits of the acquisition include:
• Page Views: Lexico’s Web properties currently generate approximately three times the total page views of Answers.com.
• Monetization: Lexico’s Web properties currently monetize at approximately one-third the rate of Answers.com, presenting material revenue upside.
• Direct Traffic: Over 85% of Lexico’s traffic is direct from end users or people searching specifically for the term “dictionary” in search engines. The resulting shift in traffic mix should significantly reduce Answers.com’s current reliance on search engine algorithms.
• Market Leadership: Based on the June 2007 comScore data, the addition of Lexico’s Web properties will increase Answers reach to over 22.5 million monthly unique users, which would rank #28 in the top U.S. properties.
“The acquisition of Lexico is a transformative event for us,” explained Robert S. Rosenschein, Chairman and CEO of Answers Corporation. “We are excited about applying our experience in monetization to significantly increase Lexico’s 2008 revenues and EBITDA. Lexico’s suite of popular brands, steady direct traffic and loyal users are valuable assets that we believe will reduce our products’ reliance on search engine-driven traffic. Post-transaction, we estimate that over 70% of our total traffic will now be direct from end users or people searching specifically for the term ‘dictionary’ in search engines. Our combined size and available ad inventory should provide greater exposure among online media buyers, which we expect will lead to increased advertising sales.”
Dictionary.com and other Lexico properties will remain standalone brands, as they are today. “The bottom line is, with three times the traffic and one-third the monetization rate, together with our monetization expertise, the upside potential is compelling,” added Steve Steinberg, Chief Financial Officer. “We will also offer cross-promotion to other Answers sites. For example, this acquisition will allow us to introduce our WikiAnswers property to Lexico’s 11.5 million monthly unique users.”
From a competitive standpoint, the acquisition combines two of the top players in the reference market. According to Hitwise, a leading competitive research firm, in June 2007 the Lexico sites ranked #3 in “Education-Reference” and the Answers sites ranked #4, out of nearly 4,000 sites included in the category. The combined properties would rank #2, behind only Wikipedia.
“Dictionary.com’s success is built on its unique, descriptive domain name and simple, straightforward interface,” explained Bruce D. Smith, Chief Strategic Officer. “According to a Hitwise analysis of 2006 search terms, ‘dictionary’ was the second most popular ‘generic’ search term on the Internet. Lexico’s Web properties clearly are well-known brands that we hope will remain the standard for people looking up definitions online. More than anything, we’re acquiring a solid user base that we believe will provide steady direct traffic and attractive growth.”
“Our vision for Lexico has been to make learning easy and accessible for all on the Internet,” said Brian Kariger, Lexico CEO and Co-Founder. “Together with Answers, we will reach more people worldwide and have the resources to innovate and expand our offerings for both end users and advertisers alike.”
RBC Capital Markets is advising Answers Corporation; Montgomery & Co., LLC, is advising Lexico Publishing Group, LLC; REK Partners, LLC, is advising Daniel Fierro, Co-Founder of Lexico.
Conference Call
The company will host a conference call to discuss the acquisition tomorrow morning, July 17 at 8:30 a.m. ET. Management will share brief prepared remarks and then open the floor to questions. Investors are invited to listen to the conference call and the replay over the Internet through Answers’ Website, within its Investor Relations page at http://ir.answers.com. To listen to the live call via Webcast, please go to our Website at least 10 minutes early to connect and register. To dial in to listen and/or submit a question, please dial 877-502-9272 and request the Answers call. For those unable to listen to the live broadcast, a replay will be available on the site shortly after the call.
Updated Q2 2007 Revenue Range
Answers is also updating its revenue range for the second quarter of 2007. In May, the Company stated that it expected revenues of between $2,800,000 and $3,200,000 for the three months ended June 30, 2007. However, due to more pronounced seasonality in traffic in 2007 than what was experienced in 2006, along with a continued slower than anticipated ramp of its direct ad sales effort, the Company currently anticipates revenues of between $2,750,000 and $2,800,000 for the three months ended June 30, 2007.
About Answers Corporation
Answers Corporation (NASDAQ: ANSW — News) operates the award-winning Answers.comTM information portal, delivering comprehensive content on over four million topics spanning health, finance, entertainment, business and more. Content includes over 180 licensed titles from leading publishers such as Houghton Mifflin Company, Barron’s, Encyclopedia Britannica, All Media Guide and others; original articles written by Answers.com’s editorial team; community-contributed articles from Wikipedia; and user-generated questions & answers from Answers.com’s industry-leading WikiAnswers™ (wiki.answers.com). Founded in 1999 by CEO Bob Rosenschein, Answers.com can be launched directly from within Internet Explorer 7, Firefox and Opera browsers, and its service is integrated into sites like Amazon.com’s A9.com, The New York Public Libraries’ homeworkNYC.org, The New York Times, CBSNews.com and others. Answers.com is also available for mobile devices at mobile.answers.com. For investment information, visit ir.answers.com. (answ-f)

Non-GAAP Discussion
The financial discussion in this release includes reference to a non-GAAP financial measure called “EBITDA”, which is defined as earnings before interest, taxes, depreciation, and amortization. We believe that EBITDA provides useful information to investors about a company’s performance because it eliminates the effects of period-to-period changes in costs associated with acquisitions, capital investments and income from interest on a company’s cash and investment securities that are not directly attributable to the underlying performance of ongoing business operations. EBITDA should be considered in conjunction with, not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S.
This release includes a reference to a non-GAAP financial measure called “EBITDA Excluding Stock-Based Compensation”, which is EBITDA, as defined above, excluding stock-based compensation. It is our practice to prepare and maintain the Company’s budgets and forecasts for future periods on a basis consistent with this non-GAAP financial measure. We believe that because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, excluding stock-based compensation from this measure enhances the ability of management and investors to compare financial results over multiple periods with those of other companies. EBITDA Excluding Stock-Based Compensation should be considered in conjunction with, not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S.
Regulation G Reconciliation
Reconciliation of Lexico EBITDA to its Net Income (thousands)

EBITDA	$2,911
Interest income	$29
Income taxes	($13)
Depreciation and amortization	($119)
Net income	$2,808
Cautionary Statement
Some of the statements included in this press release are forward-looking statements that involve a number of risks and uncertainties, including, but not limited to: statements regarding the proposed acquisition, future market opportunity and future financial performance. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, but not limited to, our inability to complete the acquisition of Lexico Publishing Group, LLC; our inability to realize the intended benefits of the acquisition of Lexico; our inability to successfully integrate the operations of Lexico; our inability to increase the number of persons who use our products; our inability to increase the number of partners who will generate increased traffic to our sites; our failure to improve the monetization of our products; a change in the algorithms and methods used by Google, the provider of a substantial amount of our search engine traffic, and other search engines, to identify Web pages towards which traffic will ultimately be directed or a decision to otherwise restrict the flow of users visiting www.answers.com and our other Web properties; a decision by Google, Inc., to discontinue directing user traffic to www.answers.com through its definition link; the effects of facing liability for any content displayed on our Web properties; potential claims that we are infringing the intellectual property rights of any third party; and other risk factors identified from time to time in our SEC filings, including, but not limited to, our annual report on Form 10-KSB filed in March 2007. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.answers.com. The information in Answers’ Website is not incorporated by reference into this press release and is included as an inactive textual reference only.
Answers Corp. Contacts

Investor Contact:
Bruce D. Smith, CFA
Chief Strategic Officer
bruce@answers.com
+1-646-502-4780
Press Contact:
Alison Minaglia
Technology PR for Answers.com
aminaglia@technologypr.com
+1-203-972-3170 or +1-917-902-3404